Exhibit 10.39

Independent Contractor Agreement

This Independent Contractor Agreement (“Agreement”) is effective as of March 1, 2019 by and between NeuroBo Pharmaceuticals, Inc. (“NeuroBo”), a Massachusetts corporation with its principal place of business at 177 Huntington Avenue, Suite 1700, Boston, MA 02115 (email — jlbrooksiii@neurobopharma.com) and Therabo PLLC, a Massachusetts professional limited liability company, owned and managed by Roy Freeman (together, the “Consultant”), with a principal place of business at 256 Summit Ave., Brookline, MA 02446 (email — royfreeman@gmail.com).

RECITALS

WHEREAS, on March 30, 2018, the Board of Directors of NeuroBo named Roy Freeman, the corporation’s Scientific Advisor, to serve as Board Chair of NeuroBo’s Scientific Advisory Board, and in consideration for his services, NeuroBo agreed to pay an independent contractor fee to Consultant for Mr. Freeman’s services beginning on April 1, 2018.

AND WHEREAS, NeuroBo wishes to continue to engage the services and expertise of the Consultant on the terms and conditions hereinafter set forth, and the Consultant wishes to accept such an engagement on those terms and conditions;

AND WHEREAS, NeuroBo and Consultant wish to memorialize their agreement in writing;

NOW, THEREFORE, the parties hereby agree as follows:

1.0                               Consultant’s Services. Consultant shall provide certain professional services to NeuroBo including the services of Roy Freeman as Board Chair of NeuroBo’s Scientific Advisory Board and as NeuroBo’s Scientific Advisor.

2.0                               Compensation. In consideration of the services to be performed by Consultant as set forth in Section 1.0 above, NeuroBo will pay Consultant a fee of $15,000 per month.

2.1                               Direct Costs. Whenever possible NeuroBo shall pay directly for expenses related to its operations; however, NeuroBo will reimburse Consultant’s out of pocket costs which are approved in advance by NeuroBo’s President or CEO and necessary to NeuroBo’s business. NeuroBo shall not reimburse Consultant for any indirect costs. Invoices for out of pocket costs shall be submitted and paid pursuant to the payment terms advised to Consultant by NeuroBo’s President or CEO and shall be accompanied by receipts. Invoices shall be submitted by the 15th day of the month following each calendar month during which expenses were incurred. NeuroBo shall, except as otherwise provided in this Agreement, pay approved invoices within fifteen (15) days. No advance payment for Consultant’s costs shall be permitted.

3.0                               Term. This agreement shall continue month to month without limitation, except that the Agreement shall terminate immediately (i) upon the death or disability of Roy Freeman, or (ii) if Roy Freeman ceases to be a stockholder of NeuroBo or the sole owner of Consultant or (iii) for Cause, as defined below. Otherwise, the Agreement shall terminate at any time by agreement of the parties or by agreement of the Directors of NeuroBo.

3.1                               Cause. “Cause” shall mean (i) Roy Freeman’s neglect or refusal to perform the duties assigned by the President or Chief Executive Officer of NeuroBo or to follow any lawful direction of the Board of Directors of NeuroBo, provided that the Board shall give written notice to Consultant which shall have ten (10) days to cure any neglect or refusal to perform duties or follow any lawful direction of the Board; (ii) any willful or intentional act of Consultant or Roy Freeman that violates Consultant’s or Roy Freeman’s fiduciary duties to NeuroBo, violates any written codes of conduct of NeuroBo including anti-discrimination and anti-harassment policies, as they exist from time to time, or injures the reputation or business of NeuroBo, or its affiliates in any material respect; (iii) intoxication in public by Roy Freeman, or his intoxication in the workplace, illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of NeuroBo or its affiliates or which impairs, or could reasonably be expected to impair, the performance of Consultant’s duties; (iv) conviction of, or plea of guilty or nolo contendere to, the commission of a felony by Consultant or Roy Freeman, or any other crime involving moral turpitude or dishonesty; (v) the commission by Consultant or Roy Freeman of an act of fraud, embezzlement or misappropriation against NeuroBo or its shareholders or their respective affiliates; or (vi) Consultant’s breach of any material provision of this Agreement.

4.0                               Independent Contractor. Nothing contained in this Agreement or any document executed in connection with this Agreement, shall be construed to create an employer-employee, partnership or joint venture relationship between NeuroBo and Consultant (and/or Roy Freeman). Consultant is an independent contractor and not an employee of NeuroBo or any of NeuroBo’s parents, subsidiaries or affiliates. The consideration set forth in Section 2.0 shall be the sole consideration due to Consultant or Mr. Freeman for the services rendered, provided that Mr. Freeman may under certain circumstances receive payment from NeuroBo as an officer, director or stockholder. It is understood that NeuroBo will not withhold any amounts for payment of taxes from the compensation of Consultant. All sums subject to deductions, if any, required to be withheld and/or paid under any applicable national, regional or municipal laws or union or professional guild regulations, shall be Consultant’s sole responsibility and Consultant shall indemnify and hold NeuroBo harmless from all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with those payments.

Roy Freeman shall not be eligible to participate in any health, life, disability or other insurance plan, or any 401K, SEP-IRA or other pension or retirement plan, offered by NeuroBo to its employees. Neither Consultant nor Roy Freeman will represent to be or hold itself/himself out as an employee of NeuroBo.

5.0                               Proprietary Information and Nondisclosure. Consultant and Roy Freeman acknowledge and agree that as a result of entering into this Agreement with NeuroBo, it/he has and will come into contact with, have access to and learn Proprietary Information, which is the property of NeuroBo (including for the purpose of this provision, its subsidiaries and affiliates). All such information, referred to as “Proprietary Information”, includes but is not limited to methods, procedures, devices and other means used by NeuroBo in the conduct of its business, marketing plans and strategies, pricing plans and strategies, and technical and research projects, all of which Proprietary Information is not publicly available, but has been developed by NeuroBo at its substantial effort and expense, all of which Proprietary Information is not available from directories or other public sources. Consultant Roy Freeman acknowledge and agree that any disclosure, divulging, revealing or other use of any of the aforesaid Proprietary Information by the Consultant Roy Freeman will be highly detrimental to the business of NeuroBo and serious loss of business and pecuniary damage may result. Accordingly, Consultant Roy Freeman specifically covenant and agree to hold all such Proprietary Information and any documents containing or reflecting the same in the strictest confidence, and Consultant Roy Freeman will not, both during his work for NeuroBo or at any time thereafter, without NeuroBo’s prior written consent, disclose, divulge or reveal to any person or use for any purpose other than the exclusive benefit of NeuroBo, any Proprietary Information whether contained in the Consultant’s or Roy Freeman’s memory or embodied in writing or other physical form.

5.1                               Intellectual Property.

(a)                                 To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of Company or any of its affiliates, or the activities of Consultant in the course and scope of its services, Consultant hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author’s work, in any other tangible form developed in whole or in part by Consultant during the term of this Agreement, or otherwise developed, purchased or acquired by Company or any of its affiliates (“Intellectual Property”), shall be the exclusive property, free of charge, of Company or such affiliate.

(b)                                 Consultant will hold all Intellectual Property in trust for Company and will deliver all Intellectual Property in Consultant’s possession or control to Company upon request and, in any event, at the end of Consultant’s services with Company.

(c)                                  Consultant shall assign and does hereby assign to Company all property rights that Consultant may now or hereafter have in the Intellectual Property. As part of the Consultant’s services under this Agreement, Consultant shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by Company to evidence, transfer, vest or confirm Company’s right, title and interest in the Intellectual Property.

(d)                                 Consultant will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in Company or any of its affiliates under this Agreement.

(e)                                  To the maximum extent permitted by law, Intellectual Property shall be Proprietary Information, as defined herein.

6.0                               Competent Work. All work will be done in a competent fashion in accordance with highest standards of the pharmaceutical industry.

7.0                               Representations and Warranties. The Consultant will make no representations, warranties, or commitments binding NeuroBo without NeuroBo’s prior written consent, although an owner or employee of Consultant who is an officer or director of NeuroBo may act as permitted by NeuroBo’s Bylaws, applicable shareholders’ agreements, and relevant law and regulations.

8.0                               Legal Right. NeuroBo and Consultant each covenant and warrant that it has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law and that it has not and shall not become a party to any other Agreement of any kind which conflicts with this Agreement.

9.0                               Notice. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered, sent by electronic mail (with confirmed confirmation of receipt) or mailed, certified, return receipt requested, to the appropriate party at the address set forth above.

10.0                        Governing Law and Disputes. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of Massachusetts (without giving effect to any otherwise applicable choice of law principles) applicable to contracts made and to be performed entirely within Massachusetts.

10.1                        Jurisdiction. The parties agree irrevocably that the federal and state courts with jurisdiction over Boston, Massachusetts shall have exclusive jurisdiction to settle any dispute or claim which arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

11.0                        Limitations of Liability. Except for liability arising from a breach of the confidentiality and nondisclosure obligations, in no event shall either party be liable to the other party for consequential, incidental, special (including multiple or punitive) or other indirect damages that are claimed to be incurred by the other party whether such claim arises under contract, tort (including strict liability) or any other theory of law.

11.1                        Indemnification. Each party shall indemnify, defend and hold the other party and its parent, subsidiaries, affiliates and employees harmless from and against any and all damages, losses, liabilities and expense (including reasonable attorneys’ fees) arising out of or relating to any claims, causes of action, lawsuits or other proceedings, regardless of legal theory, that result or arise, in whole or in part, from a party’s: (i) intentional misconduct, negligence, or fraud; (ii) acts or omissions; or (iii) products or services including, without limitation, any claims that such products or services infringe any patent, copyright, trademark, trade secret or any other proprietary right of any third party.

12.0                        General

12.1                        No Assignment. Consultant may not assign or transfer its rights or obligations contained herein without the prior written consent of NeuroBo.

12.2                        Amendment. This Agreement shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document titled “Amendment” and executed by duly authorized representatives of both parties.

12.3                        Waivers. The waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same.

12.4                        Severability. If any provision of this Agreement is or becomes void or unenforceable by force or operation of law, the other provisions of this Agreement shall remain valid and enforceable.

12.5                        Headings. Paragraph headings contained in this Agreement are included only for convenience, and shall have no substantive effect or form any part of the Agreement and understanding between the Parties.

12.6                        Non-solicitation. Consultant agrees that during the term of this Agreement and for a period of 3 years thereafter, it shall not hire or directly solicit for employment or retention as an independent contractor any employee of Company or Company’s affiliated companies.

12.7                        Survival. The provisions of Sections 5.0, 5.1 and 12.6 shall survive the termination or expiration of this Agreement.

[Signatures on following page.]

	NeuroBo Pharmaceuticals, Inc.		Therabo PLLC

By:	/s/ John L. Brooks III	By:	/s/ Roy Freeman
	John L Brooks III, President & CEO		Roy Freeman, Owner

And for all relevant provisions

/s/ Roy Freeman
Roy Freeman, individually